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                                                                   EXHIBIT 10.47

                             CO-LOCATION AGREEMENT
                                  (Home-Com )

         CO-LOCATION AGREEMENT made as of June 10, 1998 between SAGE NETWORKS, INC., a Delaware corporation, having an office at 215 First Street, Cambridge, Massachusetts 02142 ("Sage Networks") and HOMECOM COMMUNICATIONS, INC. a Delaware corporation having an address at Fourteen Piedmont Center, Suite 100, 3535 Piedmont Road N.E., Atlanta, GA 30305 ("Customer").

         WHEREAS, on the date hereof, Customer, as seller, sold substantially all of its Internet Web hosting assets to an affiliate of Sage Networks, as buyer, pursuant to the terms of that certain Asset Purchase Agreement between said seller and buyer dated even date herewith (the "Purchase Agreement");

         WHEREAS, Sage Networks is an Internet Web hosting service provider and makes available to customers webservers and other computer equipment and service that provides connectivity and access to the Internet;

         WHEREAS, Customer desires to utilize Sage Networks Internet Web hosting services and to co-locate one or more servers and other equipment with Sage Networks in order to comply with its Web hosting obligations under and pursuant to the License and Services Agreement dated as of June 18, 1997, between Customer and Excalibur Group (the "Customer Agreement");

         NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings:

     (a) "Customer Obligations" shall mean each of the obligations of the Customer under this Agreement.

     (b)  "Default" shall have the meaning ascribed to it in Section 7 herein.

     (c) "Hosting Services" shall mean the hosting services to be provided by Sage Networks under this Agreement.

     (d)  "Term" shall have the meaning ascribed to it in Section 3 herein.

2. CO-LOCATION ARRANGEMENTS. (a) Sage Networks will permit Customer to locate certain network and computer equipment and software (the "Customer's Equipment") at Sage Network's data center (the "Customer Accessible Space"). The


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Customer Accessible Space is hereby accepted by Customer "as is". Sage Networks shall provide network uptime availability for the Customer Equipment of 99%. Network uptime is defined as the periods when the Customer has access to the internet via Sage Networks network hardware and Sage Network's internet bandwidth. Sage Networks shall provide or cause to be provided services which support the overall operation of the Customer Accessible Space, such as janitorial services, environmental systems maintenance and power plant maintenance, at no additional charge to Customer.

     (b) Customer may use the Customer Accessible Space only for the purposes of installing, maintaining and operating hardware and software necessary to provide Web hosting services in accordance with and pursuant to the Customer Agreement (the "Co-Location Hosting"). Customer shall not interconnect the Customer Equipment with equipment or services of any entity without the prior written consent of Sage Networks. The Customer will provide the Customer's Equipment at Customer's sole cost and expense. Customer shall setup, install, configure and generally make ready the Customer's Equipment and software necessary to provide the Co-Location Hosting. Sage Networks may move the Customer's Equipment to any Sage Networks data center located in the Atlanta metropolitan area.

3. TERM. The term of this Agreement shall commence on the date that Sage Networks vacates the Customer's premises and end on the last day of the latest of the Initial Term and any Renewal Period (as such terms are defined in the Customer Agreement) under the Customer Agreement (the Term ). Sage Networks may, in its sole discretion, terminate this Agreement on 60 days prior written notice to Customer.

4. FEES AND PAYMENT. (a) In consideration of the Hosting Services, Customer shall pay Sage Networks a monthly fee (or ratable portion thereof for a partial month) in an amount equal to the greater of (i) $3,500 per month or (ii) the sum of 20% of the aggregate amounts payable to the Customer pursuant to the Customer Agreement during such month. If the percentage of Sage Network's bandwidth used by the Customer in relation to the number of customers served under the Customer Agreement increases, the parties shall negotiate, in good faith, an increase in the monthly fee payable to Sage Networks under this Agreement.

     (b) Payment in full of a portion of the monthly fee payable under this Agreement in the amount of $3,500 per month is due within ten (10) days after the first business day of each month during the Term. The balance of the monthly fee payable under this Agreement is due within ten (10) days after receipt by Customer of its payment with respect to such month under the Customer Agreement. Sage Networks may impose and Customer shall pay, a debt service charge equal to one and one-half percent (1. 5%) of the overdue balance (or such lesser amount as may be required by law) for each month or fraction thereof that any monthly fee payable hereunder remains unpaid.

     (c) If Customer orders additional services from Sage Networks from its then offered services, then such services will be paid for in accordance with Sage Networks'


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standard fee and payment terms and conditions which will be provided to Customer at the time of its ordering such services.

     (d) All international, national, state and local taxes, fees, levies, assessments and governmental charges, however designated, which are levied or imposed with respect to the Hosting Services provided hereunder (other than income taxes of Sage Networks) shall be paid by Customer and Sage Networks shall have no liability with respect thereto.

5. WARRANTIES; ASSUMPTION OF RISK. CUSTOMER ACKNOWLEDGES THAT SAGE NETWORKS HAS NOT MADE, AND DOES NOT MAKE ANY WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, OF ANY KIND WHATSOEVER WITH RESPECT TO THE HOSTING SERVICES PROVIDED HEREUNDER INCLUDING BUT NOT LIMITED TO: (1) ANY WARRANT OF DESIGN, CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (2) AS TO ANY MATERIALS OR WORKMANSHIP, (3) AS TO ANY LATENT DEFECTS, (4) AS TO ANY PATENT OR TRADEMARK INFRINGEMENT, AND (5) AS TO THE COMPLIANCE WITH ANY REQUIREMENTS OF ANY LAW, RULE, SPECIFICATION, OR CONTRACT PERTAINING THERETO. CUSTOMER FURTHER ACKNOWLEDGES THAT THE INTERNET IS NEITHER OWNED NOR CONTROLLED BY ANY ONE ENTITY; AS A RESULT, SAGE NETWORKS EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS, WARRANTIES OR GUARANTEES THAT THE CUSTOMER EQUIPMENT SHALL BE ABLE TO ACCESS THE INTERNET AT ANY GIVEN TIME. SAGE NETWORKS REPRESENTS THAT IT SHALL MAKE EVERY GOOD FAITH EFFORT THAT THE CUSTOMER EQUIPMENT HAS INTERNET AVAILABILITY AS TO AS MANY USERS WITH AS MINIMAL INTERRUPTIONS OF HOSTING SERVICE AS POSSIBLE; NEVERTHELESS, SAGE NETWORKS CANNOT AND DOES NOT WARRANT THAT THERE WILL BE SATISFACTORY AND/OR UNINTERRUPTED CONNECTIONS TO THE INTERNET. CUSTOMER USES SAG E NETWORK'S HOSTING SERVICES AT CUSTOMER'S OWN RISK.

6.   ACCESS TO SYSTEM.

     (a) During the Term and provided Customer is not then in default of any of the material terms of this Agreement, including any payment terms, Customer and its employees will be allowed root access to Customer Equipment so that Customer can comply with its Web hosting obligations under the Customer Agreement. Customer agrees not to attempt or allow any of its users to attempt access to other webservers, computers, routers, hubs or any other devices connected to any of Sage Networks' networks to which Customer does not have an account. If this provision is breached, in addition to any other remedies Sage Networks may have available at law, in equity or under this Agreement, Sage Networks will immediately deny root access to Customer without penalty to Sage Networks.

     (b) Customer is also entitled to physical access of the Customer Equipment at Sage Networks' data center where the Customer Equipment is located 24 hours per day,


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seven days a week; provided Customer is then in compliance with the terms of this Agreement. Each such visit shall be subject to Sage Networks rules and regulations then in effect concerning access to its data center, including, without limitation, that all visitors (i) must sign in and out when entering and leaving the premises, (ii ) must show proper identification and proof of authorization from Customer in form satisfactory to Sage Networks, and (iii) may be required to be in the company of Sage Networks personnel while at the premises. In addition, Customer must maintain, at Customer's expense, during the entire time this Agreement is in effect (i) Comprehensive General Liability Insurance in an amount not less than Two Million U.S. Dollars ($2,000,000) per occurrence for bodily injury and property damage, (ii) Employer's Liability Insurance in an amount not less than Five Hundred Thousand U.S. Dollars ($500,000) per occurrence, and (iii) Worker's Compensation in an amount not less than that prescribed by statutory limits. Within ten (10) days of the date hereof, Customer shall furnish Sage Networks with certificates of insurance which evidence the minimum levels of insurance set forth herein and which name Sage Networks as additional insured.

7.   DEFAULT, OFFSET AND ACCELERATION.

     (a) As used herein, "Default" shall mean, with respect to Customer, any or all of the following: (i) Customer's failure to pay when due any fees required to be paid to Sage Networks pursuant to this Agreement; (ii) Customer's breach of any other material provision of this Agreement including, without limitation, the provisions contained in Section 10 "Prohibited Uses"; or (iii) any breach by Customer of any law, statute or regulation, which, in the case of a breach described in clause (ii) or (iii), remains uncured following a reasonable period in the light of the circumstances of such breach after receipt by Customer of written notice from Sage Networks advising it with specificity of such Default, unless within such period Customer commenced curing such Default and continues to act diligently until such Default is cured.

     (b) Upon any Default by Customer, in addition to any and all other remedies available at law or in equity to Sage Networks, Sage Networks may, at its option
(i) restrict access by Customer and/or the public to all or any part of Customer's Equipment immediately upon Default and without notice to Customer,
(ii) terminate, withhold or suspend the Hosting Services, and/or (iii) terminate this Agreement and accelerate the payment of the then unpaid fees for the balance of the Initial Term of this Agreement and any other fees or charges then due hereunder, and declare the same immediately due and payable whereupon Customer shall pay all of such fees and/or charges immediately upon delivery of written notice to Customer advising it of such acceleration of payment. Before proceeding with any of the above remedies, Sage Networks may, but is not required to, deliver a notice to cure such Default to Customer upon terms that Sage Networks deems to be acceptable, which may include but is not limited to, written assurance provided by Customer that such Default will not recur and the charging of a reinstatement fee to be determined by Sage Networks.

     (c) If Sage Networks asserts its rights under this Agreement and/or files suit to enforce the terms and conditions hereof, Customer shall be liable for any and all of


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Sage Networks' costs incurred in connection therewith, including but not limited to, reasonable attorney's fees (whether or not litigation is commenced) and court costs.

     (d) As used herein, "Default" shall mean, with respect to Sage Networks, Sage Network's breach of (i) any provision of this Agreement, which breach materially and adversely affects the Customer's ability to perform its obligations under the Customer Agreement and remains uncured after 24 hours receipt by Sage Networks of written notice from Customer advising it with specificity of such Default, unless within 48 hours of such notice such Default is cured or (ii) any other material provision of this Agreement, which breach remains uncured following a reasonable period in the light of the circumstances of such breach after receipt by Customer of written notice from Sage Networks advising it with specificity of such Default, unless within such period Sage Networks commenced curing such Default and continues to act diligently until such Default is cured.

     (e) The provisions of this Section 7 are subject to the following limitations: if by reason of acts of God; strikes; lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the Government of the United States, of the State of Georgia or of the State of New York, or any department, agency, political subdivision, court or official of either of them, or any civil or military authority; insurrections; riots; epidemics; landslides; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of such party, a party hereto is unable in whole or in part to carry out any one or more of its agreements or obligations contained in this Agreement, other than the obligations of the Customer pursuant to Section 4 hereof, such party shall not be deemed in Default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. Any failure of the Customer to perform its obligations under
Section 4 hereof shall constitute a Default regardless of the reason for such failure to perform.

8. INDEMNIFICATION. Customer shall defend, indemnify, save and hold Sage Networks, its officers, directors, contractors, employees, successors and/or assigns harmless from any and all demands, liabilities, losses, costs and claims, including reasonable attorneys' fees, compensatory damages, punitive damages, trebled damages, and statutory damages which may be asserted against or incurred by Sage Networks, its agents, directors, officers, contractors, employees, successors and/or assigns arising or resulting from any service provided or performed or agreed to be performed by Customer, its agents, employees or assigns, or any product distributed, offered or sold by Customer, its agents, employees or assigns under this Agreement.

9. CONTENT. Sage Networks will exercise no control whatsoever over, nor have any responsibility or liability whatsoever for, the content of the information passing through the Customer's Equipment, which shall be the sole responsibility of Customer. Sage Networks shall make no effort to validate any information passing through the Customer's Equipment for content, correctness, usability or for any other reason.


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10.  PROHIBITED USES.

     (a) Customer shall not use, nor permit the use of or by any person, of Customer's Equipment or any part thereof, including any links to other web space, (i) to transmit any obscene communications with intent to annoy another person or persons or to any person under 18 years of age, (ii) in violation of any patent, trademark, service mark, or copyright law, or (iii) to transmit unsolicited advertisements of services or products, a practice also known as "spamming" or mail relay "spamming".

     (b) Customer shall not use, nor permit the use of or by any person, Customer's Equipment or any part thereof, including any links to other web space, in violation of Sage Networks Usage Policy. Said Usage Policy is incorporated into this Agreement as if fully set forth herein. Customer acknowledges that it has reviewed the aforementioned Usage Policy and will comply with its terms and conditions. Sage Networks reserves the right to amend the Usage Policy from time to time and Customer shall be bound by any such amendments, provided, however, if any such amendments materially modify Customer's obligations hereunder, Customer shall promptly notify Sage Networks of such effect and that it intends to terminate this Agreement if the Usage Policy is not further amended to reasonably avoid such effect. Such termination shall be effective 90 days following Sage Networks receipt of such notification from Customer unless Sage Networks, in its sole discretion, further amends the Usage Policy to reasonably avoid such effect and notifies Customer of such amendment. Customer shall have the obligation to periodically visit Sage Networks' Web site to review the Usage Policy and to make certain Customer is in full compliance therewith other than as stated in the preceding sentence.

11.  LIMITED LIABILITY.

     (a) Under no circumstances, including negligence, shall Sage Networks, its officers, agents or anyone else acting through or on Sage Networks behalf, involved in creating, producing or distributing the Hosting Services provided pursuant to this Agreement be liable for any claims, cause of action, direct, indirect, incidental, special, or consequential, trebled, or punitive damages that result or have alleged to have resulted from the use of or inability to use the Hosting Services provided pursuant to this Agreement or that results from mistakes, omissions, interruptions, deletion of files, errors, defects, delays in operation, or transmission or any failure of performance, whether or not limited to acts of God, communications failure, theft, destruction or unauthorized access to Sage Networks' records, programs or services. Customer hereby acknowledges that this paragraph shall apply to all content of the Hosting Services provided pursuant to this Agreement.

     (b) Notwithstanding the above, Customer's remedies for all damages, losses from any and all claims, costs or causes of action, whether in contract, quasi-contract, statutory, tort including negligence, or otherwise, arising under or in connection with this


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Agreement, shall be limited to the aggregate dollar amount which Customer has theretofore paid to Sage Networks under this Agreement.

     (c) Nothing in this Agreement is intended to limit the obligations of the parties thereto to provide indemnification pursuant to and in accordance with the Purchase Agreement.

12.  RESPONSIBILITY AND CONTROL.

     (a) Customer shall inspect and monitor web space associated with the Customer's Equipment weekly (or more frequently at Customer's option) to ensure that no material therein is in violation of Section 10 "Prohibited Uses".

     (b) Customer shall be solely responsible for the handling, processing and filling any Customer orders generated by the Customer's Equipment, if any, and for handling Customer inquires and/or complaints arising therefrom. Sage Networks shall not b e liable for any taxes or other fees to be paid in accordance with or related to the handling, processing or filling of Customer orders or the sales generated from the Customer Equipment. Customer agrees to take full responsibility for all taxes and fees of any nature associated with such products sold or services provided.

13. TERMINATION. Except as may otherwise be provided in Section 3 or Section 7 hereof, this Agreement may not be terminated by either party prior to the expiration of the Term. Any and all of Sage Networks proprietary software, source code or other confidential information and trade secrets must be returned to Sage Networks immediately upon the expiration of the Term of the Agreement.

14. ASSIGNMENT PROHIBITED; SUCCESSORS. The Customer shall not assign this Agreement without the prior written consent of Sage Networks. This Agreement shall inure to the benefit of and be binding upon Customer and Sage Networks and their successors and permitted assigns and any third party which succeeds to all or substantially all of the assets and business of either such party.

15. CHOICE OF LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

16. ENTIRE AGREEMENT; SEVERABILITY. This Agreement sets forth the entire agreement between Sage Networks and Customer with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements and shall prevail notwithstanding any variance with terms and conditions of any other prior writing between the parties. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless continue in full force and effect.

17   NOTICES. All notices hereunder must be sent by certified mail, return receipt requested, hand delivery to an officer of the party receiving the notice against receipt, or


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by a commercial overnight courier service for next day delivery, to the ad dresses stated above in this Agreement for the respective parties. Notice by any method other than as provided herein shall be ineffective and without force unless otherwise agreed to in writing by the receiving party. Notice is deemed effective upon receipt. A copy of each notice to Sage Networks shall be sent to the following:

                         Steven Maggs
                         Chief Executive Officer
                         Sage Networks, Inc.
                         18 Perimeter Park Drive
                         Building 18, Suite 111
                         Atlanta, GA 30341

                         Bruce S. Klein, Esq.
                         General Counsel
                         Sage Networks, Inc.
                         11 Martine Avenue, 12th Floor
                         White Plains, NY 10606

A copy of each notice to Customer shall be sent to the following:

                         Sims Moss Kline & Davis LLP
                         Suite 310 - 400 Northpart Town Center
                         1000 Abernathy Road, N.E.
                         Atlanta, Georgia 30328
                         Attention: Raymond L. Moss, Esq.

The notice addresses set forth in this Agreement may be changed by giving written notice in accordance with this Agreement.

18. RISK OF LOSS. Sage Networks shall not bear the risk of loss or damage of the Customer Equipment. Sage Networks shall bear the risk of loss or damage of equipment that it provides for the Hosting Services. Neither the Customer nor Sage Networks shall bear the risk of loss or damage of third party equipment used in providing the Hosting Services.


                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated above.

                                        SAGE NETWORKS, INC.


                                        By: /s/ Leonard J. Frassler
                                           -------------------------------------
                                             Leonard J. Fassler,
                                             Co-Chairman



                                        HOMECOM COMMUNICATIONS, INC.

                                        By: /s/ Harvey Sax
                                           -------------------------------------
                                             Harvey Sax, President





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